EXHIBIT (5)


                       [LETTERHEAD OF GOULD & WILKIE LLP]






                               September 25, 2000


CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, New York  12601-4879

Dear Sirs and Madames:

      Referring to your Registration Statement filed this date with the Securities and Exchange Commission, on Form S-8, under the Securities Act of 1933, relating to 500,000 shares of your Common Stock, $.10 par value ("Common Stock") which may be issued pursuant to your Long-Term Performance-Based Incentive Plan ("Plan"):

      CH Energy Group, Inc. ("Company") was incorporated and organized under our supervision. We have acted as counsel for the Company since its incorporation on April 24, 1998.

      We have advised the Company in the preparation of the Registration Statement to be filed with the Securities and Exchange Commission this date under the Securities Act of 1933 to effect registration thereunder of said 500,000 shares of the Common Stock.

      We  have   advised  the  Company   with   respect  to  the   adoption  and
administration of the Plan.

      On the basis of the foregoing, and of our examination and consideration of such other legal and factual matters as we have deemed appropriate, we are of the following opinion:

      Upon issuance of the Common Stock and consideration received by the Company therefor in accordance with the Plan, the Common Stock will be legally issued, fully paid and non-assessable.

      We hereby consent that this opinion be filed as an Exhibit to the Company's said Registration Statement, and we further consent to the use of our name included in Part II, Item 5 of said Registration Statement.

                                           Very truly yours,

                                           /s/ GOULD & WILKIE LLP
                                           --------------------------
                                           GOULD & WILKIE LLP
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